Exhibit 12
Drinker Biddle & Reath LLP
One Logan Square
18th & Cherry Streets
Philadelphia, PA 19103-6996
Telephone: (215) 988-2700
Fax: (215) 988-2757
wwww.drinkerbiddle.com
April 30, 2007
Goldman Sachs Trust
71 South Wacker Drive, Suite 500
Chicago, Illinois 60606-6303
The Coventry Group
3435 Stelzer Road
Columbus, Ohio 43219
Ladies and Gentlemen:
          We have acted as counsel to the Goldman Sachs Trust, a Delaware statutory trust (“GST”), and to certain of the investment portfolios of GST identified on Exhibit A to the Agreement and Plan of Reorganization by and between GST and The Coventry Group, a Massachusetts business trust (“Coventry Group”), dated February 8, 2007 (the “Plan”) in connection with the transfer of all of the assets of each investment portfolio of Coventry Group identified on Exhibit A to the Plan (collectively, the “Signal Funds”), to the investment portfolio of GST shown on Exhibit A to the Plan alongside such Signal Fund (collectively, the “GST Funds”), in exchange solely for shares of such GST Fund and its assumption of such Signal Fund’s liabilities, followed by the distribution by such Signal Fund to its shareholders of such GST Fund shares (collectively, the “Reorganization”), pursuant to the Plan. You have asked for our opinion as to certain Federal income tax consequences of the Reorganization. (All capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Plan.)
          For purposes of this opinion, we have reviewed the Plan and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:
     (i) The Reorganization will be completed in the manner set forth in the Plan and in the Registration Statement on Form N-14 of GST to which this opinion is filed as an exhibit (the “Registration Statement”), including the combined Proxy Statement/Prospectus of Coventry Group and the Signal Funds and GST and the GST Funds contained therein (the “Proxy-Prospectus”).
     (ii) The representations contained in the letters of representation from GST and Coventry Group to us, dated as of this date, are true and complete.
     (iii) Each GST Fund will qualify as a “regulated investment company” under section 851 of the Internal Revenue Code of 1986, as amended (the “Code”) for the current taxable year.

Goldman Sachs Trust
The Coventry Group
April 30, 2007

On the basis of the foregoing, it is our opinion that:
(1)	the Reorganization will constitute a “reorganization” within the meaning of section 368(a)(1)(C) or (D) of the Code with respect to each GST Fund and the corresponding Signal Fund, and each such Fund will be a “party to a reorganization” within the meaning of section 368(b) of the Code;

(2)	each Signal Fund will recognize no gain or loss (a) upon the transfer of its assets to the corresponding GST Fund in exchange for GST Fund shares and the assumption of the liabilities of such Signal Fund, or (b) upon the distribution of those shares to the shareholders of such Signal Fund;

(3)	each GST Fund will recognize no gain or loss upon the receipt of the assets of the corresponding Signal Fund in exchange for shares of such GST Fund and the assumption of the liabilities of such Signal Fund;

(4)	the tax basis in the hands of each GST Fund of each asset of the corresponding Signal Fund transferred to such GST Fund in the Reorganization will be the same as the basis of that asset in the hands of such Signal Fund immediately before the transfer;

(5)	the holding period in the hands of each GST Fund of each asset of the corresponding Signal Fund transferred to such GST Fund in the Reorganization will include the period during which that asset was held by the corresponding Signal Fund;

(6)	the shareholders of each Signal Fund will recognize no gain or loss upon their receipt of shares of the corresponding GST Fund;

(7)	the aggregate tax basis of the GST Fund shares received by each shareholder of the corresponding Signal Fund will equal the aggregate tax basis of the Signal Fund shares surrendered by that shareholder in the Reorganization;

(8)	the holding periods of the GST Fund shares received by each shareholder of the corresponding Signal Fund will include the holding periods of the Signal Fund shares surrendered by that shareholder in the Reorganization, provided that the Signal Fund shares are held by that shareholder as capital assets on the date of the Reorganization; and

(9)	each GST Fund will succeed to and take into account the tax attributes of the corresponding Signal Fund described in section 381(c) of the Code, subject to the

Goldman Sachs Trust
The Coventry Group
April 30, 2007

conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder.
          This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. We express no opinion relating to any Federal income tax matter except on the basis of the facts described above, and any changes in such facts could require a reconsideration and modification of such opinion. We also express no opinion regarding tax consequences under foreign, state or local laws. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative positions and judicial decisions. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinion set forth above. Also, future changes in Federal income tax laws and the interpretation thereof can have retroactive effect.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “INFORMATION ABOUT THE REORGANIZATION – Federal Income Tax Consequences” in the Proxy-Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
Very truly yours,
/s/ Drinker Biddle & Reath LLP
DRINKER BIDDLE & REATH LLP